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                           [Letterhead of Food Lion]


                                          August 20, 1996


Mike Ricks
Weststar Environmental, Inc.
407 West Georgia Street
P.O. Box 6003
Starke, FL 32091

Dear Mike:

Effective September 1, 1996, I am accepting your proposal to service all Food Lion stores in Virginia, Maryland (excluding the Ocean City Area), and Pennsylvania as well as Tennessee, Kentucky, Florida, Georgia, South Carolina and North Carolina by cleaning the internal and external grease traps on a quarterly basis at $71 per trap. The time frame for this service should be monitored as it may become necessary to clean the internal traps more frequently. In our previous agreements, we looked at the 750 to 1,000 gallon trap as standard or a single trap charge and the 1,500 gallon trap as a double with a double trap charge. Effective with this agreement we will look at all traps as being equal.

It is also acknowledged that Weststar will be affiliated with Carolina By Products with Weststar held responsible for the quality and timeliness expected. The installation of jets on the service trucks will allow for cleaning of the lines.

The first route service should be a combination of service needs and evaluation of equipment. After which I would like a summary of your evaluation and any recommendations.

The billing should be set up in statement form, billed weekly, payable in 30 days from invoice date.

This service agreement will apply for three (3) years beginning 9/1/96 through 8/31/99. If for any reason Food Lion is not satisfied with the service provided, the agreement will be void 30 days after notification.

It will be necessary for you to check with all the Maintenance Supervisors for the new areas of service since I know we do have stores with special needs or requirements. I have noted the Maintenance Supervisor's mailbox extensions for your convenience.

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If there is anything that does not meet with your understanding of the program, please do not hesitate to call.

                                       Sincerely,

                                       EXTRA LOW PRICES AND MORE

                                       /s/ Lorna Rash

                                       LORNA RASH
                                       Store Maintenance Office Manager

LR/ae

cc:   Susan Sollenberger
      Reid Soady
      Steve Millard

Divisional Maintenance Managers - Steve Millard #5219, Reid Soady #5368 Maintenance Supervisors - Stan Watson #5326, Mike Craven #5048, Bill Faith #5346, Mark Banks #5403

Enclosure - List of Stores by Supervisor